Exhibit 99.2

RegeneRx Biopharmaceuticals, Inc. 3 Bethesda Metro Center, Suite 630 Bethesda, MD 20814	PHONE 301.280.1992 FAX 301.280.1996 WEB www.regenerx.com	At RegeneRx: J.J. Finkelstein jjfnk@regenerx.com 301.280.1992

News Release

RegeneRx Secures $3 Million in Private Financing

BETHESDA, MARYLAND, DECEMBER 11, 2008 – REGENERX BIOPHARMACEUTICALS, INC. (AMEX:RGN) announced today that it has entered into agreements (the “Purchase Agreements”) with two affiliates of the Company’s largest shareholder, Sigma-Tau Group (the “Investors”), with respect to the sale of an aggregate of 2,068,964 shares of the Company’s common stock at a price per share of $1.45 (the “Shares”), for gross proceeds of $3,000,000 (the “Offering”).  In connection with the Offering, the Company also issued warrants to purchase an additional 745,104 shares of its common stock with an exercise price of $1.74 per share (the “Warrants”).  There were no discounts or brokerage fees associated with the Offering.

Under the terms of the Offering, the Investors have agreed to vote the Shares, and any additional shares issued pursuant to the exercise of the Warrants, with our Board of Directors until December 31, 2011.  The Warrants are fully vested and may be exercised at any time on or before December 31, 2011.

The Offering was made only to “accredited investors” (as such term is defined in Section 501(a) of Regulation D) in reliance upon an exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Act”).  The securities sold in connection with the Offering may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The proceeds will be used to provide the Company with working capital and to help fund ongoing clinical trials.  The Company expects the Offering to close as soon as practicable after the Company receives approval from the NYSE Alternext US of its application to list these additional shares.

About RegeneRx Biopharmaceuticals, Inc.

RegeneRx is focused on the discovery and development of novel peptides to accelerate tissue and organ repair. Currently, RegeneRx is developing three product candidates, RGN-137, RGN-259 and RGN-352 for dermal, ophthalmic, and cardiovascular tissue repair, respectively. The Company is also developing RGN-457 for use in pulmonary indications such as cystic fibrosis.  These product candidates are based on Tb4, a synthetic copy of a 43-amino acid, naturally occurring peptide, in part, under an exclusive world-wide license from the National Institutes of Health. RegeneRx holds over 60 world-wide patents and patent applications related to novel peptides and is currently sponsoring three Phase II chronic dermal wound healing clinical trials, a Phase II ophthalmic wound healing clinical trial, and a Phase I parenteral (injectable) clinical trial supporting systemic delivery of RGN-352 for acute cardiovascular indications.

RegeneRx Technology Background

Tb4 is a synthetic version of a naturally occurring peptide present in virtually all human cells. It is a first-in-class multi-faceted molecule that promotes endothelial cell differentiation, angiogenesis in dermal tissues, keratinocyte migration, collagen deposition, and down-regulates inflammation. RegeneRx has identified several molecular variations of Tb4 that may affect the aging of skin, among other properties, and could be important candidates as active ingredients in pharmaceutical and consumer products.  Researchers at the National Institutes of Health, and at other academic institutions throughout the U.S., have published numerous scientific articles indicating Tb4’s in vitro and in vivo efficacy in accelerating wound healing and tissue protection under a variety of conditions.  Key publications related to Tb4’s effects in the eye have been published in Investigative Ophthalmology and Visual Science, Experimental Cell Research, and Experimental Eye Research, among others.  Abstracts of these and other scientific papers related to Tb4’s mechanisms of action may be viewed at RegeneRx’s web page: www.regenerx.com.

Safe Harbor Statement

This press release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Examples of such forward-looking statements include statements concerning approval of the Company’s additional listing application filed with the NYSE Alternext US, the closing of the Offering, and the therapeutic potential of Tb4 for dermal, ophthalmic and cardiovascular wounds, pulmonary indications, or cancer, or its use in other pharmaceutical or consumer products.  Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that the Company does not receive approval to list the additional shares or the Offering fails to close timely or at all for another reason, the risk that the Company’s product candidates may not demonstrate safety and/or efficacy in its ongoing or future clinical trials and other development efforts, including its trials and/or other development efforts related to RGN-137, RGN-259, RGN-352 and RGN-457, the risk that the Company or its collaborators will not obtain approval to market the Company’s product candidates in the U.S. or abroad, the risks associated with the Company’s need for additional financing to meet capital requirements necessary for the further development and commercialization activities relating to the Company’s product candidates, the risks associated with protecting the Company’s intellectual property, or that the Company will not be able to obtain patent protection, or that its issued patents will be infringed, and such other risks described in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2008, and other filings the Company makes with the SEC. Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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